Exhibit 99.1

News Release	For Immediate Release

Contact:	Jeff Laudin	February 21, 2017
Phone:	402-963-1158
Fax:	402-963-1198

Valmont Reports Fourth Quarter and

Fiscal Year 2016 Results

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global provider of engineered products and services for infrastructure development and mechanized irrigation equipment and services for agriculture, today reported fourth quarter and full year 2016 results.

	Fourth Quarter		Year-to-date
	14/13 Weeks Ended		53/52 Weeks Ended
Summarized Financial Information	31-Dec-16	26-Dec-15	31-Dec-16	26-Dec-15
Net sales	$674,575	$633,828	$2,521,676	$2,618,924
Operating income	56,093	(17,000)	243,504	131,695
Operating income as a % of net sales GAAP	8.3%	-2.7%	9.7%	5.0%
Operating income Adjusted(1)	63,434	49,789	255,929	237,527
Operating income as a % of net sales Adjusted(1)	9.4%	7.9%	10.1%	9.1%
Net earnings - GAAP	70,064	(30,561)	173,232	40,117
Net earnings - Adjusted(1)	36,343	31,104	145,767	131,798

Diluted EPS - GAAP net earnings	$3.10	$(1.34)	$7.63	$1.71
Average Shares Outstanding - Diluted	22,611	22,892	22,709	23,405

Diluted EPS - Adjusted net earnings(1)	$1.61	$1.35	$6.42	$5.63

Average Shares Outstanding - Diluted	22,611	23,018	22,709	23,405

Fourth Quarter Highlights:

•                  Revenues increased 6% due to improved volumes in the Engineered Support Structures, Utility Support Structures and Energy and Mining Segments

•                  GAAP operating income increased $73.1 million and adjusted operating income(1) increased 27%, or $13.6 million; all segments realized improved profitability except Coatings

•                  GAAP diluted earnings per share (EPS) were $3.10 compared to a loss of $1.34 in 2015 and adjusted diluted EPS(1) were $1.61 and $1.35 in 2016 and 2015, respectively

•                  Q4 included two non-cash, non-recurring transactions with positive effect; the removal of a contingent liability and an increase in deferred tax assets related to a legal entity reorganization

(1)         Please see Reg G reconciliation of GAAP operating income, net earnings and EPS to Adjusted figures at end of document.

Valmont Industries, Inc. • One Valmont Plaza • Omaha, Nebraska 68154 U.S.A. •

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Total Year Highlights:

•                  Full-year revenues declined 4% mostly due to the revenue impact of lower cost steel in the Utility Support Structures Segment and foreign exchange translation

•                  GAAP operating income increased $111.8 million and adjusted operating income(1) increased 8%, or $18.4 million

•                  GAAP diluted EPS were $7.63, compared to $1.71 last year and adjusted diluted EPS(1) were $6.42, compared to last year’s $5.63, up 14%

•                  The Company completed its announced restructuring plans and incurred $12.4 million of pre-tax restructuring expense in 2016; total savings realized from restructuring actions approximate $22 million

•                  The Company repurchased 441,000 shares for $53.8 million; $132 million remains on the current authorization

“We are pleased with our revenue growth in the fourth quarter,” said Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer. “Utility Support Structures Segment sales benefited from a stronger North American market. The Engineered Support Structures and Energy and Mining Segments had double-digit revenue gains. Coatings Segment sales equaled last year, as internal utility volumes offset lower external demand. Irrigation Segment sales were equivalent to last year, with modestly lower North American and improved international sales.

“For the fourth quarter, GAAP operating income was 8.3% of sales, and 9.4% on an adjusted basis(1). For the year, GAAP operating income was 9.7% of sales, and 10.1% on an adjusted basis(1).”

Fourth Quarter Segment Review

Infrastructure-related

Engineered Support Structures (32% of Sales)

Poles, towers and components for the global lighting, traffic and wireless communication markets, and highway safety products.

Sales of $216.5 million were 12% higher than last year as a result of improved wireless communication product sales in North America and the Asia Pacific region. In North America, sales of lighting and traffic products were comparable with last year.

In Europe, sales of lighting and traffic structures were similar to last year as general economic conditions are limiting growth in infrastructure investment.

(1)         Please see Reg G reconciliation of GAAP operating income, net earnings and EPS to Adjusted figures at end of document.

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Operating income was $16.6 million or 7.7% of sales ($19.2 million and 8.9% adjusted(1)) compared to $13.9 million, or 7.2% of sales in 2015 ($18.0 million and 9.3% adjusted(1)). Higher steel costs during the quarter modestly pressured margins in the segment.

Utility Support Structures (27% of Sales)

Steel and concrete structures for the global electric utility industry.

Sales of $185.1 million increased 8.5% year-over-year driven by higher volumes and pricing that rose in-line with higher average steel costs earlier in the year. The ongoing needs to improve grid reliability and interconnect regional transmission grids are supporting market growth.

Operating income increased to $20.8 million or 11.2% of sales, compared to a loss of $2.4 million in 2015 ($16.2 million and 9.5% adjusted(1)), benefitting from higher volume, operational leverage, improved pricing and productivity improvements.

Coatings Segment (11% of Sales)

Global galvanizing, painting and anodizing services.

Sales of $75.5 million were equal to last year. Higher sales in the Asia-Pacific region offset lower North American sales, where sales to external customers were lower than last year, largely due to weaker demand in the alternative energy markets. Sales to other Valmont segments helped to partly offset lower external volumes.

Operating income was $9.5 million, or 12.5% of sales, ($9.8 million and 13.0% adjusted(1)) compared to $5.4 million, or 7.1% of sales in 2015 ($12.9 million and 17.0% adjusted(1)). In North America, in addition to lower volumes, the sales mix was unfavorable with greater internal sales. Rising zinc costs pressured margins as price recovery lagged somewhat. Included in Q4 results were startup costs associated with a new facility in Texas.

Energy and Mining Segment (13% of Sales)

Offshore structures, engineered access systems and grinding media.

Segment sales of $87.9 million were 12% higher than last year with gains across the major product lines. Offshore wind structures and component sales helped offset continued soft demand for oil and gas exploration structures. Access systems sales increased led by improved sales into architectural and construction markets in Australia. Grinding media demand increased partly due to customer purchase patterns in light of rising steel costs.

Operating income increased to $2.7 million or 3.0% of sales ($6.2 million and 7.1% adjusted(1)) compared to a loss of $21.5 million in 2015, (operating income of $0.5 million and 0.6% adjusted(1)). The increase was driven by improved operating performance, in part due to restructuring actions, as well as higher sales.

(1)         Please see Reg G reconciliation of GAAP operating income, net earnings and EPS to Adjusted figures at end of document.

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Agriculture-related

Irrigation Segment (20% of Sales)

Agricultural irrigation equipment, parts, services and tubular products.

Global sales of $136.6 million were similar to last year. In North America, sales declined modestly. International sales rose, led by a stronger Latin American market. Tubing sales were similar to last year.

Operating income was higher at $17.1 million, or 12.5% of sales ($17.5 million and 12.8% adjusted(1)) compared to $8.3 million, or 6.0% of sales in 2015 ($16.2 million and 11.8% adjusted(1)).The improvement in operating income was largely due to the contribution of stronger international results and lower SG&A.

2017 Outlook:

For 2017, the company is issuing annual guidance for diluted EPS to increase approximately 10% from adjusted EPS(1) of $6.42.

Assumptions:

•                  Revenue growth — mid single digit with each segment expecting positive comparisons

•                  Raw material costs — up early in year, moderate later

•                  Foreign exchange translation effects minor

•                  Tax rate of 31%

“We expect to meet all of our financial goals as outlined at our February 2016 investor day,” Mr. Bay said. “For 2017, revenue should grow around 5% without acquisitions. While EPS is expected to decrease on a GAAP basis from $7.63, we expect 10% growth over the $6.42 adjusted result. We also expect to meet or exceed our 10% return on invested capital and more than one-time free cash flow conversion targets.”

An audio discussion of Valmont’s fourth quarter results will be available live by Telephone by dialing 1-877-493-2981 and entering Conference ID#:52411634 or via Webcast at 8:00 a.m. CST February 22, 2017 at https://engage.vevent.com/rt/valmontindustries_ao~52411634. A replay is available through the above link or by telephone (855) 859-2056 or +44 (0)1452550000, Conference ID#:52411634 beginning February 22, 2017 at 10:00 a.m. CST through 12:00 p.m. CST on March 2, 2017. The Company’s slide presentation for the call will be simultaneously available on the investor relations tab at www.valmont.com under Investor Relations.

(1)         Please see Reg G reconciliation of GAAP operating income, net earnings and EPS to Adjusted figures at end of document.

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Valmont is a global leader, designing and manufacturing highly engineered products that support global infrastructure development and agricultural productivity. Its products for infrastructure serve highway, transportation, wireless communication, electric transmission, and industrial construction and energy markets. Its mechanized irrigation equipment for large-scale agriculture improves farm productivity while conserving fresh water resources. In addition, Valmont provides coatings services that protect against corrosion and improve the service lives of steel and other metal products.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

(1)         Please see Reg G reconciliation of GAAP operating income, net earnings and EPS to Adjusted figures at end of document.

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Dollars in thousands, except per share amounts)

(unaudited)

	Fourth Quarter		Year-to-Date
	14/13 Weeks Ended		53/52 Weeks Ended
	31-Dec-16	26-Dec-15	31-Dec-16	26-Dec-15
Net sales	$674,575	$633,828	$2,521,676	$2,618,924
Cost of sales	509,441	504,548	1,865,433	1,997,891
Gross profit	165,134	129,280	656,243	621,033
Selling, general and administrative expenses	109,041	119,510	412,739	447,368
Impairment of goodwill and intangible assets	—	26,770	—	41,970
Operating income (loss)	56,093	(17,000)	243,504	131,695
Other income (expense)
Interest expense	(11,133)	(11,141)	(44,409)	(44,621)
Interest income	816	901	3,105	3,296
Other	17,802	2,879	18,254	2,637
	7,485	(7,361)	(23,050)	(38,688)
Earnings (loss) before income taxes and equity in earnings of nonconsolidated subsidiaries	63,578	(24,361)	220,454	93,007
Income tax expense	(7,679)	4,554	42,063	47,427
Earnings (loss) before equity in earnings of nonconsolidated subsidiaries	71,257	(28,915)	178,391	45,580
Equity in earnings of nonconsolidated subsidiaries	—	(247)	—	(247)
Net earnings (loss)	71,257	(29,162)	178,391	45,333
Less: Earnings attributable to non-controlling interests	(1,193)	(1,399)	(5,159)	(5,216)
Net earnings (loss) attributable to Valmont Industries, Inc.	$70,064	$(30,561)	$173,232	$40,117

Average shares outstanding (000’s) - Basic	22,439	22,892	22,562	23,288
Earnings (loss) per share - Basic	$3.12	$(1.34)	$7.68	$1.72

Average shares outstanding (000’s) - Diluted	22,611	22,892	22,709	23,405
Earnings (loss) per share - Diluted	$3.10	$(1.34)	$7.63	$1.71

Cash dividends per share	$0.375	$0.375	$1.500	$1.500

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

SUMMARY OPERATING RESULTS

(Dollars in thousands)

(unaudited)

	Fourth Quarter		Year-to-Date
	14/13 Weeks Ended		53/52 Weeks Ended
	31-Dec-16	26-Dec-15	31-Dec-16	26-Dec-15

Net sales
Engineered Support Structures	$216,454	$193,383	$800,525	$771,453
Energy and Mining	87,944	78,764	322,637	337,859
Utility Support Structures	185,119	170,623	631,551	674,577
Coatings	75,520	75,731	289,481	302,385
Infrastructure products	565,037	518,501	2,044,194	2,086,274

Irrigation	136,628	137,546	575,204	612,201
Other	—	1,046	—	7,247
Less: Intersegment sales	(27,091)	(23,265)	(97,722)	(86,798)
Total	$674,575	$633,828	$2,521,676	$2,618,924

Operating Income (loss)
Engineered Support Structures	$16,645	$13,850	$71,398	$59,592
Energy and Mining	2,667	(21,523)	11,851	(18,762)
Utility Support Structures	20,751	(2,414)	69,077	37,847
Coatings	9,464	5,363	46,596	27,369
Infrastructure products	49,527	(4,724)	198,922	106,046

Irrigation	17,074	8,305	87,835	84,537
Other	—	(6,039)	—	(9,802)
Corporate	(10,508)	(14,542)	(43,253)	(49,086)
Total	$56,093	$(17,000)	$243,504	$131,695

The backlog of orders for the principal products manufactured and marketed was $602 million at the end of fiscal 2016 and $591 million at the end of the 2015 fiscal year. We anticipate that most of the backlog of orders will be filled during fiscal year 2017. At year-end, the segments with backlog were as follows (dollar amounts in millions):

	31-Dec-16	26-Dec-15
Engineered Support Structures	$171	$148
Energy and Mining	99	111
Utility Support Structures	268	245
Irrigation	64	87
Coatings	—	—
Other	—	—
	$602	$591

Valmont has aggregated its business segments into five reportable segments as follows.

Engineered Support Structures: This segment consists of the manufacture of engineered  structures and components for global lighting and traffic, wireless communication, and roadway safety.

Energy and Mining: This segment includes the manufacture of access systems applications, forged steel grinding media, and offshore oil and gas and wind energy structures.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures for the global utility industry.

Coatings: This segment consists of global galvanizing, painting and anodizing services.

Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services worldwide and tubular products for industrial customers.

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(unaudited)

	31-Dec-16	26-Dec-15
ASSETS
Current assets:
Cash and cash equivalents	$399,948	$349,074
Accounts receivable, net	439,342	466,443
Inventories	350,028	340,672
Prepaid expenses	57,297	46,137
Refundable and deferred income taxes	6,601	24,526
Total current assets	1,253,216	1,226,852
Property, plant and equipment, net	518,335	532,489
Goodwill and other assets	620,180	633,041
	$2,391,731	$2,392,382

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$851	$1,077
Notes payable to banks	746	976
Accounts payable	177,488	179,983
Accrued expenses	162,318	175,947
Dividend payable	8,445	8,571
Total current liabilities	349,848	366,554
Long-term debt, excluding current installments	754,795	756,918
Defined benefit pension liability	209,470	179,323
Other long-term liabilities	95,032	124,376
Shareholders’ equity	982,586	965,211
	$2,391,731	$2,392,382

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(unaudited)

	Year to Date	Year to Date
	31-Dec-16	26-Dec-15
Cash flows from operating activities
Net Earnings	$178,391	$45,333
Depreciation and amortization	82,417	91,144
Impairment of assets - restructuring activities	1,099	19,836
Impairment of goodwill and trade names	—	41,970
Change in working capital	10,190	71,891
Deferred income tax (benefit) expense	(23,685)	4,858
Other	(29,244)	(2,765)
Net cash flows from operating activities	219,168	272,267

Cash flows from investing activities
Purchase of property, plant, and equipment	(57,920)	(45,468)
Acquisitions, net of cash acquired	—	(12,778)
Other	4,871	10,075
Net cash flows from investing activities	(53,049)	(48,171)

Cash flows from financing activities
Proceeds from long-term borrowings	—	68,000
Principal payments on borrowings	(2,206)	(81,951)
Purchase of treasury shares	(53,800)	(168,983)
Dividends paid	(34,053)	(35,357)
Other	(5,099)	(1,714)
Net cash flows from financing activities	(95,158)	(220,005)
Effect of exchange rates on cash and cash equivalents	(20,087)	(26,596)
Net change in cash and cash equivalents	50,874	(22,505)
Cash and cash equivalents - beginning of year	349,074	371,579
Cash and cash equivalents - end of period	399,948	349,074

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

SUMMARY OF EFFECT OF SIGNIFICANT NON-RECURRING ITEMS ON REPORTED RESULTS

REGULATION G RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

The non-GAAP tables below disclose the impact on (a) diluted earnings per share of (1) restructuring costs, (2) deferred income tax (benefit) expense arising from changes in foreign tax rates and an international legal reorganization (3) goodwill and trade name impairment charges, and (4) other non-recurring expenses (including the reversal of a contingent liability), and (b) segment operating income of restructuring costs, impairments, and non-recurring expenses. Amounts may be impacted by rounding. We believe it is useful when considering company performance for the non-GAAP adjusted net earnings and operating income to be taken into consideration by management and investors with the related reported GAAP measures as a number of non-recurring transactions were recognized in 2016 and 2015, some of which are non-cash.

	Fourth Quarter Ended Dec. 31, 2016	Diluted earnings per share	Year-to-Date Dec. 31, 2016	Diluted earnings per share
Net earnings (loss) attributable to Valmont Industries, Inc. - as reported	$70,064	$3.10	$173,232	$7.63

Restructuring expenses	7,341	0.32	12,425	0.55

Reversal of contingent liability	(16,591)	(0.73)	(16,591)	(0.73)

Fair market value adjustment, Delta EMD	(332)	(0.01)	586	0.03

Total pre-tax adjustments	(9,582)	(0.42)	(3,580)	(0.16)

Tax effect of adjustments **	(1,574)	(0.07)	(3,180)	(0.14)

Deferred income tax benefit - non-recurring	(22,565)	(1.00)	(20,705)	(0.91)

Net earnings attributable to Valmont Industries, Inc. - Adjusted	$36,343	$1.61	$145,767	$6.42
Average shares outstanding (000’s) - Diluted		22,611		22,709

	Fourth Quarter Ended Dec. 26, 2015	Diluted earnings per share	Year-to-Date Dec. 26, 2015	Diluted earnings per share
Net earnings attributable to Valmont Industries, Inc. - as reported	$(30,561)	$(1.34)	$40,117	$1.71

Restructuring expenses	16,009	0.70	39,852	1.70

Impairment of goodwill and trade names	26,770	1.16	41,970	1.80

Other one-time charges *	24,010	1.04	24,010	1.03

Total pre-tax adjustments	66,789	2.90	105,832	4.52

Tax effect of adjustments **	(12,244)	(0.53)	(21,271)	(0.91)

Deferred income tax expense - non-recurring***	7,120	0.31	7,120	0.30

Net earnings attributable to Valmont Industries, Inc. - Adjusted	$31,104	$1.35	$131,798	$5.63
Average shares outstanding (000’s) - Diluted		23,018		23,405

* Other non-recurring charges (pre-tax) in 2015 are the $17,000 provision for a Utility commercial settlement and the $7,010 recognized allowance for doubtful China receivable (Irrigation).

** The tax effect of adjustments is calculated based on the income tax rate in each applicable jurisdiction, except the reversal of the contingent liability in 2016 and the impairment of goodwill, both of which are not taxable.

***The $7,120 of deferred income tax expense is due to a 2% decrease in the U.K. corporate tax rate in 2015.

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

SUMMARY OF EFFECT OF SIGNIFICANT NON-RECURRING ITEMS ON REPORTED OPERATING INCOME

REGULATION G RECONCILIATION (Continued)

Operating Income Reconciliation	Year-to-Date Dec. 31, 2016	Year-to-Date Dec. 26, 2015	Increase 2016 from 2015

Operating income (loss) - as reported	$243,504	$131,695	$111,809

Restructuring expenses	12,425	39,852

Impairment of goodwill and trade names	—	41,970

Other non-recurring charges	—	24,010

Adjusted Operating Income	$255,929	$237,527	$18,402

Net Sales	$2,521,676	$2,618,924

Operating Income as a % of Sales	9.7%	5.0%

Adjusted Operating Income as a % of Sales	10.1%	9.1%

For the Fourth Quarter Ended Dec. 31, 2016

Segment Operating Income Reconciliation	Operating Income- As Reported	Restructuring expenses	Adjusted Operating Income	Net Sales

Engineered Support Structures	$16,645	$2,561	$19,206	$216,454
Op Inc. & Adjusted Op Inc. as a % of Sales	7.7%		8.9%
Utility Support Structures	20,751	—	20,751	185,119
Op Inc. & Adjusted Op Inc. as a % of Sales	11.2%		11.2%
Energy & Mining	2,667	3,571	6,238	87,944
Op Inc. & Adjusted Op Inc. as a % of Sales	3.0%		7.1%
Coatings	9,464	361	9,825	75,520
Op Inc. & Adjusted Op Inc. as a % of Sales	12.5%		13.0%
Irrigation	17,074	468	17,542	136,628
Op Inc. & Adjusted Op Inc. as a % of Sales	12.5%		12.8%
Corporate/Other	(10,508)	380	(10,128)

Consolidated Results	$56,093	$7,341	$63,434	$674,575

Op Inc. & Adjusted Op Inc. as a % of Sales	8.3%		9.4%

For the Fourth Quarter Ended Dec. 26, 2015

Segment Operating Income Reconciliation	Operating Income- As Reported	Restructuring expenses	Impairment of goodwill and TM	Other Non- recurring expenses	Adjusted Operating Income	Net Sales

Engineered Support Structures	$13,850	$4,159			$18,009	$193,383
Op Inc. & Adjusted Op Inc. as a % of Sales	7.2%				9.3%
Utility Support Structures	(2,414)	1,578		17,001	16,165	170,623
Op Inc. & Adjusted Op Inc. as a % of Sales	-1.4%				9.5%
Energy & Mining	(21,523)	2,353	19,640		470	78,764
Op Inc. & Adjusted Op Inc. as a % of Sales	-27.3%				0.6%
Coatings	5,363	1,005	6,530		12,898	75,731
Op Inc. & Adjusted Op Inc. as a % of Sales	7.1%				17.0%
Irrigation	8,305	876		7,009	16,190	137,546
Op Inc. & Adjusted Op Inc. as a % of Sales	6.0%				11.8%
Corporate/Other	(20,581)	6,038	600		(13,943)	NM

Consolidated Results	$(17,000)	$16,009	$26,770	$24,010	$49,789	$633,828

Op Inc. & Adjusted Op Inc. as a % of Sales	-2.7%				7.9%

Increase 4th qtr 2016 from 2015	$73,093				$13,645

NM - Not Meaningful	END